Independent Auditors' Consent


The Board of Directors and
Stockholders/Partners of Woodhaven Homes, Inc.


We consent to the use and inclusion in this Form S-1 Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated August 11, 1998 on our audit of the combined financial statements of Woodhaven Homes, Inc. at December 31, 1997 and 1996 and for the three year period ended December 31, 1997.

We also consent to the reference of our Firm under the caption "Experts" in the Registration Statement and Prospectus.





Turner, Stone & Company, L.L.P.
Certified Public Accountants


Dallas, Texas
November 5, 1998